Exhibit 4.1

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF OR UPON THE CONVERSION OF ACCRUED INTEREST AS FURTHER DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTIONS 1271 ET. SEQ. OF THE CODE. THE HOLDER OF THIS CONVERTIBLE PROMISSORY NOTE MAY, UPON REQUEST, OBTAIN FROM THE COMPANY INFORMATION REGARDING THE OID BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT 405 EAGLEVIEW BLVD, EXTON, PA 19341; TEL: 484.713.6000.

FIBROCELL SCIENCE, INC.

Convertible Promissory Note
due September 7, 2026
Note No. [__]    $[__]
Dated: September 7, 2016

For value received, FIBROCELL SCIENCE, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of [__] (together with its successors and assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of [__] DOLLARS ($[__]) (the “Principal Amount”) together with interest thereon.

All payments under or pursuant to this Note or the other Transaction Documents shall be made in United States Dollars in immediately available funds by wire transfer of funds to the Holder’s account, instructions for which are set forth on Exhibit A. The outstanding principal balance of this Note shall be due and payable on the date (the “Maturity Date”) that is the earlier to occur of (i) September 7, 2026 and (ii) one-hundred eighty (180) days after the date on which the Company’s product candidate designated as FCX-007 receives marketing approval by the U.S. Food and Drug Administration for the treatment of recessive dystrophic epidermolysis bullosa, or at such earlier time as provided herein.

1BACKGROUND.

1APurchase Agreement. This Note is one of a series of convertible promissory notes to be issued by the Company pursuant to that certain Agreement for the Purchase and Sale of Convertible Debt and Common Stock Warrants dated August 9, 2016 by and among the Company and the other parties signatory thereto (the “Purchase Agreement”) in an aggregate principal amount of up to Twenty Five Million Dollars ($25,000,000) (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Notes”). The Holders of the Notes (other than the Holder) are referred to herein as the “Other Holders” and the Other Holders and the Holder are collectively referred to herein as the “Holders”.

1BWarrants. In connection with the issuance and sale of the Notes and pursuant to the Purchase Agreement, the Company has authorized the issuance of and will concurrently issue to each Holder a Common Stock Purchase Warrant representing the right to purchase initially such number of shares of Common Stock of the Company equal to the Principal Amount specified on the face of such Holder’s Note (as the same may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Warrants”), such Warrants to be in the form of Exhibit B. The Holder shall receive a Warrant (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Warrant”) representing the right to purchase an aggregate amount of shares of Common Stock of the Company as specified in Exhibit A.

1CAllocation of Purchase Price. The aggregate purchase price for this Note and the Warrant to be purchased by the Holder pursuant to the terms hereof and of the Warrant (the “Purchase Price”) shall be $[__]. The Holder shall pay $1.00 for each $1.00 of Principal Amount and the Warrant to be purchased by the Holder. The Holder and the Company agree that this Note and the Warrant constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code. The Holder and the Company mutually agree that the allocation of the issue price of such investment unit between this Note and the Warrant in accordance with Section 1273(c)(2) of the Code and Treasury Regulation Section 1.1273-2(h) shall be an aggregate amount of $0.384 per $1.00 of Purchase Price to be allocated to the Warrant and the balance of the Purchase Price allocated to this Note, and neither the Holder nor the Company shall take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes.

1DDefined Terms. Certain capitalized terms used in this Note are defined in paragraph 11; references to a paragraph are, unless otherwise specified, to one of the paragraphs of this Note and references to an “Exhibit” or “Schedule” are, unless otherwise specified, to one of the exhibits or schedules attached to this Note.

2INTEREST.

2AInterest Rate. Subject to paragraph 2B below, this Note shall bear interest (computed on the basis of a 365-day year and actual days elapsed) (i) on the unpaid balance of the Principal Amount at the rate of 4.00% per annum from the date hereof, payable on the Maturity Date and quarterly in arrears on the last day of September, December, March and June in each year (each, an “Interest Payment Date”), commencing with the first such date next succeeding the date hereof (the “First Interest Payment Date”), until the principal hereof shall have become due and payable, and upon any prepayment or repayment of this Note, and (ii) following the occurrence and during the continuance of an Event of Default (other than an Event of Default arising under paragraph 7A(iv)), on the unpaid balance of the Principal Amount and any interest (including, for the avoidance of doubt, Accrued Interest), in each case in respect of the Note, automatically at a rate per annum from time to time equal to the Default Rate, payable quarterly as aforesaid (or at the option of the Holder, on demand).

2BInterest Payments. On each Interest Payment Date, interest accrued on this Note since its issuance (in the case of the First Interest Payment Date) or otherwise since the last Interest Payment Date shall be paid in cash. Notwithstanding the foregoing, in lieu of making the interest payments on this Note in cash on any Interest Payment Date, the Company may, at its option, with notice to the Holder at the commencement of the applicable interest period, elect to accrue interest for such interest period (such accrued interest, including all additional interest in respect of such interest as described further below, the “Accrued Interest”). All such Accrued Interest shall bear additional interest (computed on the basis of a 365-day year and actual days elapsed) at the rate of 4.00% per annum from the date of the applicable Interest Payment Date, compounded quarterly. For the avoidance of doubt, the Accrued Interest shall not be added to the outstanding Principal Amount. The Accrued Interest shall be due and payable upon the earliest of (i) the conversion of this Note in accordance with paragraph 3, (ii) the exercise of the Holder’s put option or rights to prepayment in accordance with paragraphs 5A(2) or 5A(3), (iii) the Company’s repayment in full in cash of this Note and all other obligations hereunder and (iv) the Maturity Date. Notwithstanding anything contained herein to the contrary, if the Company elects for interest to accrue, then (a) the Company may, upon ten (10) Business Days’ prior notice to the Holder, elect to repay any such Accrued Interest in cash at any time and from time to time and (b) the Holder may elect in writing (such request, an “Accrued Interest Conversion Election Notice”) at any time and from time to time, including upon its receipt of the notice referenced in clause (a) above, to have the Company convert any such Accrued Interest into shares of Common Stock in accordance with paragraph 3B below.

3CONVERSION; LIMITATION ON BENEFICIAL OWNERSHIP.

3AConversion of Principal. At any time and from time to time following the Funding Date, subject to paragraphs 3C and 3K hereof, the unpaid Principal Amount then outstanding under this Note shall be convertible (in whole or in part), at the option of the Holder, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) that portion of the unpaid Principal Amount of this Note then outstanding that the Holder elects to convert by (ii) the Applicable Conversion Price then in effect on the date on which the Company receives a notice of conversion in the form attached hereto as Exhibit D (each, a “Conversion Notice”) from the Holder, duly executed, to the Company (each, a “Principal Conversion Date”). With respect to partial conversions of this Note, the Company shall keep written records of the amount of this Note converted as of each Conversion Date.

3BConversion of Accrued Interest. In the event that the Holder elects to have Accrued Interest converted into shares of Common Stock, subject to paragraphs 3C and 3K hereof, such Accrued Interest shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) that portion of the unpaid Accrued Interest that the Holder elects to convert by (ii) the greater of (a) the last closing bid price of a share of the Company’s Common Stock as reported on the NASDAQ on the date the Company receives the Accrued Interest Conversion Election Notice (each, an “Accrued Interest Conversion Date”) and (b) the Applicable Conversion Price (each, an “Accrued Interest Conversion Price”).

3CMechanics of Conversion.

3C(1)Issuance of Certificates. Not later than three (3) Trading Days after each Conversion Date (each, a “Delivery Date”), the Company shall, at its expense (including the payment by it of any applicable issue or stamp taxes), cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates evidencing the number of fully paid and nonassessable shares of Common Stock (which number shall be rounded down to the nearest whole share in the event any fractional share may otherwise be issuable upon such conversion and the Company shall pay a cash adjustment to the Holder in respect of such final fraction in an amount equal to such fraction multiplied by the Applicable Conversion Price or Accrued Interest Conversion Price, as applicable) to which the Holder shall be entitled upon conversion of all or any portion of the Principal Amount or Accrued Interest (the “Conversion Shares”), in such denominations as may be requested by the Holder, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act). In lieu of delivering physical certificates for the shares of Common Stock issuable upon any conversion of all or any portion of the Principal Amount or Accrued Interest, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or a similar program, upon request of the Holder, the Company shall cause its transfer agent to electronically transmit such shares of Common Stock issuable upon conversion of all or any portion of the Principal Amount or Accrued Interest to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply) as instructed by the Holder (or its designee).

3C(2)Buy-Ins. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder the Conversion Shares pursuant to a conversion on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (i) pay in cash to the Holder the amount, if any, by which (a) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (b) the amount obtained by multiplying (1) the number of Conversion Shares that the Company was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (ii) at the option of the Holder, either reinstate the Principal Amount (or applicable portion thereof) or Accrued Interest, as applicable, for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of all or any portion of the Principal Amount or Accrued Interest, as applicable, into shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (i) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company notice indicating the amounts payable to the Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon conversion of all or any portion of the Principal Amount or Accrued Interest, as required pursuant to the terms hereof.

3DAdjustment of Conversion Price. Until the Note has been paid in full or converted in full, the Applicable Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to paragraph 3D(1) hereof):

3D(1)Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Funding Date effect a split of the outstanding Common Stock, the Applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the Funding Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this paragraph 3D(1) shall be effective at the close of business on the date the stock split or combination occurs.

3D(2)Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Funding Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance by multiplying the Applicable Conversion Price then in effect by a fraction:

(i)the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance; and

(ii)the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issued in payment of such dividend or distribution.

3D(3)Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Funding Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than as described in paragraph 3D(1) or 3D(2)) or in cash or other property, then and in each such event provision shall be made so that the Holder shall receive upon conversion hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Holder would have been entitled to receive had this Note been converted on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Principal Conversion Date or the Accrued Interest Conversion Date, as the case may be, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this paragraph 3D with respect to the rights of the Holder.

3D(4)Adjustments for Reclassification, Exchange, Substitution, Reorganization, Consolidation, Merger, Etc. If the Common Stock at any time or from time to time after the Funding Date shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution, reorganization, consolidation, merger, transfer of all or substantially all of the Company’s properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in paragraphs 3D(1), 3D(2) or 3D(3) hereof), then, and in each event, an appropriate revision to the Applicable Conversion Price shall be made and provisions shall be made (by adjustments of the Applicable Conversion Price or otherwise) so that thereafter this Note shall be convertible into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution, reorganization, consolidation, merger, transfer of all or substantially all of the Company’s properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution, reorganization, consolidation, merger, transfer of all or substantially all of the Company’s properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company or other change, all subject to further adjustment as provided herein.

3D(5)Other Events. If any event occurs of the type contemplated by the provisions of this paragraph 3D but not expressly provided for by such provisions, then the Company’s board of directors, acting in good faith and consistent with its fiduciary duties, shall make an appropriate adjustment in the Applicable Conversion Price so as to protect the rights of the Holder.

3ERecord Date. In the event of:

(i)any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii)any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or any consolidation or merger of the Company with or into any other Person or any other Change of Control; or

(iii)any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such event, the Company will mail or cause to be mailed to the Holder a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is anticipated to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or other Equity Interests) shall be entitled to exchange their shares of Common Stock (or other Equity Interests) for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be mailed at least fifteen (15) days prior to the date specified in such notice on which any such action is to be taken.

3FNo Impairment. The Company will not, by amendment of its Organizational Documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in taking all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of stock receivable on the conversion of all or any portion of the Principal Amount or Accrued Interest, as applicable, above the amount payable therefor on such conversion, and (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the conversion of all or any portion of the Principal Amount or Accrued Interest, as applicable.

3GCertificates as to Adjustments. Upon the occurrence of each adjustment of the Applicable Conversion Price pursuant to this paragraph 3, the Company at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment, showing in detail the facts upon which such adjustment is based. The Company shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments, the Applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note.

3HIssue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of all or any portion of the Principal Amount or Accrued Interest; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

3IReservation of Common Stock. The Company shall at all times after the Funding Date and while this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all or any portion of the Principal Amount and all Accrued Interest thereon (disregarding for this purpose any and all limitations of any kind on such conversion). The Company shall, from time to time in accordance with the Delaware General Corporation Law, increase the authorized number of shares of Common Stock or take other effective action if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Company’s obligations under this paragraph 3.

3JRegulatory Compliance.

3J(1)General. If any shares of Common Stock to be reserved for the purpose of conversion of the Principal Amount or Accrued Interest require registration or listing with or approval of any Governmental Authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, secure such registration, listing or approval, as the case may be.

3J(2)Antitrust Notification. If the Holder determines, in its sole judgment upon the advice of counsel, that the conversion of all or any portion of the Principal Amount or Accrued Interest pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company shall file as soon as practicable after the date on which the Company receives notice from the Holder of the applicability of the HSR Act and a request to so file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required to be filed by it pursuant to the HSR Act in connection with such conversion (and in any event the Company shall make such filing no later than seven (7) Business Days after the date on which the Holder filed with the FTC and DOJ the notification and report form required to be filed by the Holder pursuant to the HSR Act in connection with such conversion). Any such notification and report form will be in full compliance with the requirements of the HSR Act. The Company will furnish to the Holder and the Holder shall furnish to the Company promptly (but in no event more than five (5) Business Days after receipt of a reasonable request therefore) such information and assistance as the other party may reasonably request in connection with the preparation of any filing or submission required to be filed by the Holder or the Company under the HSR Act. The Company and the Holder shall respond promptly after receiving any inquiries or requests for additional information from the FTC or the DOJ during the HSR waiting period. Each party shall keep the other apprised periodically and at the other party’s request of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. The Holder shall bear all filing or other fees required to be paid by the Company and the Holder (or the “ultimate parent entity” of the Holder, if any) under the HSR Act or any other applicable law in connection with such filings and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Company and the Holder in connection with the preparation of such filings and responses to inquiries or requests. In the event that this paragraph 3J(2) is applicable to any conversion of all or any portion of the Principal Amount or Accrued Interest, the acquisition by the Holder of the Note Shares subject to such conversion shall be subject to the expiration or earlier termination of the waiting period under the HSR Act (with the Principal Conversion Date or the Accrued Interest Conversion Date being deemed to be the date immediately following the date of such expiration or early termination).

3KLimitation on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Holder shall not be entitled to receive Equity Interests of the Company (i) upon conversion of this Note (in whole or in part) into the Company’s Common Stock in accordance with paragraph 3A, or (ii) upon the Company’s conversion of all or any portion of the Accrued Interest into the Company’s Common Stock in accordance with paragraphs 2B and 3B, in each case to the extent (but only to the extent) that such conversion or receipt would cause the Holder Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds the Maximum Percentage of the Equity Interests of such class that are outstanding at such time. This limitation on beneficial ownership (a) may be increased, decreased or terminated, in the Holder’s sole discretion, upon sixty-one (61) days’ notice to the Company by the Holder and (b) shall terminate automatically on the date that is fifteen (15) days' prior to the Maturity Date. Any purported delivery of Equity Interests in connection with the occurrence of either of clauses (i) or (ii) above prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. If any delivery of Equity Interests owed to the Holder following the occurrence of either of clauses (i) or (ii) above is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such Equity Interests as promptly as practicable after the Holder gives notice to the Company that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. To the extent limitations contained in this paragraph 3K apply, the determination of whether this Note is convertible and of which portion of this Note is convertible shall be the sole responsibility and in the sole determination of the Holder and the submission of a Conversion Notice shall be deemed to constitute the Holder's determination that the issuance of the full number of Note Shares requested in the Conversion Notice is permitted hereunder, and the Company shall not have any obligation to verify or confirm the accuracy of such determination. For any reason at any time, upon written or oral request of the Holder, the Company shall, within one (1) Trading Day of such request, confirm orally and in writing to the Holder the number of Equity Interests of any class then outstanding, it being understood that the Holder may rely on such confirmation from the Company for purposes of the Holder’s determination referenced in the preceding sentence. The provisions of this paragraph 3K shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

4DELIVERABLES.

4A(1)Company Deliverables. On the date hereof (the “Funding Date”), the Company shall deliver or cause to be delivered to the Holder the following:

(i)a legal opinion from Hogan Lovells US LLP, special counsel to the Company; and

(ii)the Warrant and the Registration Rights Agreement, each duly executed and delivered by the Company and, in the case of the Registration Rights Agreement, each of the other parties thereto.

4A(2)Holder Deliverables. Upon execution and delivery of this Note by the Holder to the Company, the Holder shall deliver the following:

(i)the Principal Amount by wire transfer to the account set forth on Exhibit C; and

(ii)IRS Form W-9 (or IRS Form W-8 as applicable).

5PAYMENT OF NOTES.

5AMandatory Prepayments.

5A(1)Maturity. The entire unpaid Principal Amount and accrued and unpaid interest (including Accrued Interest) and any other amounts due and payable under this Note shall be due and payable on the Maturity Date.

5A(2)Noteholder Put Option. At any time on or after September 7, 2021 (the “Put Effective Date”), the Holder may require that the Company prepay this Note, in whole or in part, by delivering a notice at least one hundred eighty (180) days prior to the requested prepayment date specified in such notice (each, a “Prepayment Date”) to the Company specifying the principal amount of this Note that the Holder is requesting be so prepaid and the requested date of such prepayment. Upon the Company’s receipt of such notice, the Company shall notify the Other Holders of such requested prepayment and Prepayment Date. If, within ten (10) Business Days of any Other Holder’s receipt of such notice from the Company, any Other Holder notifies the Company that such Other Holder is requiring that its Note also be prepaid in accordance with the terms specified in paragraph 5A(2) of such Other Holder’s Note, all such Notes to be prepaid shall be prepaid on such Prepayment Date (it being understood that this Note shall be prepaid on such Prepayment Date regardless of whether any Other Holder requires its Note to be prepaid). Promptly upon the Holder’s request, the Company shall provide during such ten (10) Business Day period the Holder with information regarding which Other Holders, if any, have provided such a prepayment notice to the Company and the amounts required to be prepaid in respect of such Other Holders’ Notes. Any such prepayment shall be made by the Company at a price equal to 100% of the outstanding principal amount of the applicable Notes requested to be so prepaid, together with accrued and unpaid interest on such Notes (including Accrued Interest) to, but not including, the date of such prepayment.

5A(3)Prepayment Upon a Change of Control. Within three (3) Business Days of the occurrence of a Change of Control, the Company shall provide written notice to the Holder indicating that a Change of Control has occurred (the “Change of Control Notice”). Within thirty (30) days after receiving the Change of Control Notice, the Holder may, by giving written notice to the Company, require the Company to prepay this Note in an amount equal to 100% of the outstanding Principal Amount, together with accrued and unpaid interest hereon (including Accrued Interest) to, but not including, the date of prepayment. The Company shall promptly, and in any event within five (5) Business Days of its receipt of such written notice from the Holder, prepay all such amounts. If the Holder does not elect to require the Company to prepay this Note pursuant to this paragraph 5A(3) and does not elect to convert the Principal Amount and all Accrued Interest in accordance with paragraph 3 during such thirty (30) day period, the Company within thirty (30) days thereafter may prepay this Note in an amount equal to 101% of the sum of the outstanding Principal Amount and accrued and unpaid interest on such Notes (including Accrued Interest) to, but not including, the date of such prepayment.

5BNo Optional Prepayments. The Company shall not, and shall not permit any of its Subsidiaries to, prepay or otherwise retire, in whole or in part, prior to the Maturity Date, or purchase or otherwise acquire, directly or indirectly, this Note; provided, however, that nothing in this paragraph 5B shall restrict the Company’s ability to prepay this Note (i) pursuant to paragraphs 5A(2) or 5A(3), (ii) as a result of the conversion of this Note in accordance with paragraph 3, (iii) as a result of the Company’s repayment of all or any portion of the Accrued Interest by delivering the Company’s Common Stock or cash in accordance with paragraph 2B, or (iv) upon the acceleration of such final maturity pursuant to paragraph 7A.

6NEGATIVE COVENANTS. Until thirty (30) days after this Note becomes eligible for prepayment pursuant to and in accordance with paragraph 5A(2); provided, however, that if the Holder exercises its option to require the Company to prepay this Note pursuant to paragraph 5A(2) during the thirty (30) day period after the Put Effective Date, then until the Company makes such prepayment to the Holder in full, which the Company shall be permitted to make at any time (but no later than the Prepayment Date) after the expiration of the ten (10) Business Day period specified in paragraph 5A(2):

6ARestricted Payments. The Company covenants that it will not, and will not permit any Subsidiary to, make, pay or declare, or commit to make, pay or declare, any Restricted Payment; provided, that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the foregoing will not prohibit the following:

(i)each Subsidiary may make Restricted Payments to the Company; and

(ii)the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person.

6BLiens. The Company covenants that it will not, and will not permit any of its Subsidiaries to create, assume or suffer to exist at any time any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than the following (each of the following, a “Permitted Lien”):

(i)Liens for taxes, assessments or other governmental charges or levies not yet due or payable or which are the subject of a Good Faith Contest;

(ii)Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, warehousemen’s, workmen’s, and repairmen’s Liens and other similar Liens arising by contract or statute in the ordinary course of business securing obligations which are not yet delinquent or which are the subject of a Good Faith Contest, Liens, pledges or deposits in connection with workers’ compensation, unemployment insurance, social security obligations (other than any Lien imposed by ERISA) or good faith deposits in connection with bids, tenders, contracts or leases to which the Company or its Subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or its Subsidiaries or deposits or cash or United States government bonds to secure performance, surety or appeal bonds to which the Company or its Subsidiaries is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business, provided that in each case the obligation secured is not overdue and does not constitute Debt, easements or reservations of, rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, or Liens incidental to the conduct of the business of the Company and its Subsidiaries or to the ownership of its properties, including minor survey exceptions and other encumbrances on title to real property, that do not, in the aggregate, render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property by the Company or a Subsidiary for its intended purposes;

(iii)Liens securing judgments for the payment of money;

(iv)Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided, however, that the obligations secured are not in default and that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution or any other Person;

(v)Liens securing Debt permitted under paragraph 6C(iv); provided that (a) such Liens do not at any time encumber any property other than the property financed by such Debt and (b) the Debt secured thereby does not exceed the cost of the property being acquired plus reasonable fees and expenses incurred in connection therewith; and

(vi)Liens incurred in connection with the extension, renewal or refinancing of the Debt secured by Liens of the type described in paragraph 6B(v) above.

6CDebt.  The Company covenants that it will not, and will not permit any of its Subsidiaries to incur any Debt other than (i) Subordinated Debt, (ii) Debt in respect of the Notes issued on the date hereof and the Additional Notes, (iii) Debt incurred solely for the purpose of financing insurance premiums in the ordinary course of business, (iv) Debt incurred solely for the acquisition or lease of any property, plant or equipment acquired or held by the Company or any of its Subsidiaries for use in its business, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension, and (v) Debt representing capital or equipment lease obligations incurred by the Company or any of its Subsidiaries in the ordinary course of business for use in its business.

6DAffiliate Transactions. The Company covenants that it will not, and will not permit any of its Subsidiaries to directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay or agree to pay any management, advisory or consulting fees to, or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate other than on terms and conditions approved by a majority of the disinterested members of the Company’s board of directors or committee thereof.

6EUse of Proceeds. The Company covenants that it will not use the proceeds of the Securities (i) for any purpose other than solely for the continued pre-clinical and clinical development of the Company’s product candidates and for other general corporate purposes, or (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. The Company further covenants that (a) neither the Company nor any agent acting on its behalf will take any action which might cause this Note or the Securities to violate Regulation T, U, or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect and (b) margin stock shall not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries. As used in this paragraph, the term “margin stock” shall have the meaning assigned to it in said Regulation U.

6FPrepayments of Other Notes. The Company covenants that it will not, and will not permit any of its Subsidiaries to, directly or indirectly repay, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any distribution of securities or other property or assets in respect of, any of the Notes of the Other Holders unless the Company makes an offer in writing to repay, prepay, redeem, purchase, defease or otherwise satisfy this Note on the same equivalent terms ratably to the Holder.

6GTerrorism Sanctions Regulations. The Company covenants that it will not, and will not permit any of its Affiliated Entities to, directly or indirectly, use the proceeds of the Note, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, (i) to fund any activities of or business with any individual or entity, or in any jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including the Holder) of Sanctions or (ii) for any purpose which would breach any applicable Anti-Corruption Laws.

6HAdditional Notes and Warrants. The Company covenants that it will not issue any Notes or Warrants that are not identical to this Note and the Warrant, respectively, other than (i) the name of the applicable Holder, (ii) the principal amount of each such Note, (iii) the number of shares of Common Stock eligible for purchase under each such Warrant, (iv) the exclusion of the expense reimbursement provisions set forth herein, (v) the Applicable Conversion Price; provided that such Applicable Conversion Price will be calculated in accordance with the Purchase Agreement and (vi) the Exercise Price of the Warrant; provided that such Exercise Price will be calculated in accordance with the Purchase Agreement.

7EVENTS OF DEFAULT.

7AEvents of Default. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)the Company defaults in the payment of any principal or interest (unless the Company elects to accrue such interest in accordance with paragraph 2B) with respect to this Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii)the Company defaults in the payment of any other amount due under this Note (other than amounts due under clause (i) of this paragraph 7A) for more than five (5) days after the date due; or

(iii)the Company or any of its Subsidiaries shall (a) default in any payment of any amount or amounts of principal of or interest on any other Note or (b) default in any payment of any amount or amounts of principal of or interest on any other Debt (other than the Debt hereunder) after any applicable cure period, the aggregate principal amount of which Debt is in excess of $5,000,000; or

(iv)any representation or warranty made by the Company in this Note shall be false on the date as of which made except for any such inaccuracies that would not reasonably be expected to have a Material Adverse Effect (without duplication of any materiality qualifier therein); or

(v)the Company fails to perform or observe any agreement contained in paragraphs 5B, 6 or 12B; or

(vi)the Company fails to perform or observe (x) any other agreement, term or condition contained in this Note (other than paragraph 3 or paragraphs 5B, 6 or 12B) or (y) in a material way any agreement, term or condition contained in paragraph 3, and in the case of each of clauses (x) or (y), such failure shall not be remedied within thirty (30) days after any Responsible Officer obtains actual knowledge thereof; or

(vii)the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally unable to pay its debts as such debts become due; or

(viii)any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix)the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or Subsidiary, or of any substantial part of the assets of the Company or Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States of America or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x)any such petition or application is filed, or any such proceedings are commenced, against the Company or Subsidiary and the Company or Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

(xi)any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

(xii)this Note, at any time after its execution and delivery, ceases for any reason to be in full force and effect; or the Company contests in any manner the validity or enforceability of this Note; or the Company denies that it has any or further liability or obligation under this Note, or purports to revoke, terminate or rescind this Note; or

(xiii)the Common Stock issuable upon conversion of all or a portion of the Principal Amount or any Accrued Interest ceases to be listed or quoted on any of the NASDAQ or other national securities exchange;

then (1) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A, this Note shall automatically become immediately due and payable together with interest accrued thereon (including Accrued Interest) and together with any fees or other amounts then owing under the Transaction Documents, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (2) with respect to any other event constituting an Event of Default hereunder, the Holder may at its option, by notice in writing to the Company, declare this Note to be, and this Note shall thereupon be and become, immediately due and payable together with interest accrued thereon (including Accrued Interest) and together with any fees or other amounts then owing under the Transaction Documents, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Company.

7BRescission of Acceleration. At any time after this Note shall have been declared immediately due and payable pursuant to paragraph 7A, the Holder may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on this Note, all overdue fees and other amounts owing under the Transaction Documents, if any, payable with respect to this Note, the principal of this Note which has become due otherwise than by reason of such declaration, and interest on such overdue interest, fees and other amounts and principal at the Default Rate, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 12B, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to this Note. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7CNotice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A of the applicable Note or any such declaration shall be rescinded and annulled pursuant to paragraph 7B of the applicable Note, the Company shall forthwith give notice thereof to each Holder.

7DOther Remedies. If any Event of Default or Default shall occur and be continuing, the Holder may proceed to protect and enforce its rights hereunder this Note and under the other Transaction Documents by exercising such remedies as are available to the Holder thereunder and in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Note or any other Transaction Document or in aid of the exercise of any power granted in this Note or any other Transaction Document. No remedy conferred in this Note or any other Transaction Document upon or for the benefit of the Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein, in any other Transaction Document or now or hereafter existing at law or in equity or by statute or otherwise. NO PARTY HEREUNDER SHALL BE LIABLE UNDER THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT TO ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES (AS OPPOSED TO ACTUAL OR DIRECT DAMAGES) SUFFERED BY ANY OTHER PERSON (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PERSON), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN.

8REPRESENTATIONS AND WARRANTIES. The Company represents and warrants, in each case, as of the date hereof as follows:

8AOrganization; Subsidiaries. The Company and each of its Subsidiaries is duly organized and existing in good standing in every jurisdiction in which it is incorporated or organized and is licensed or qualified to do business and in good standing in every jurisdiction where the ownership of its properties or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified could not reasonably be expected to have a Material Adverse Effect.

8BPower and Authority. Each of the Company and its Subsidiaries has all requisite organizational power to conduct its business as currently conducted and as currently proposed to be conducted. The Company has all requisite organizational power to execute and deliver the Transaction Documents and perform its obligations under such Transaction Documents. The execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby have been duly authorized by all requisite action, and such Transaction Documents have been duly executed and delivered by Responsible Officers of the Company and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8CFilings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of this Note, other than: (i) the filings required pursuant to paragraphs 10D and 10E of this Note, (ii) the notice and/or application(s) to the NASDAQ for the issuance of the Underlying Shares and the listing of the Underlying Shares for trading thereon in the time and manner required thereby and (iii) the filing of Form D with the SEC and such filings as are required to be made under applicable state securities laws.

8DSEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one (1) year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act.

8EDisclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Note or such information that will be publicly disclosed no later than 9:00 a.m. (New York City time) on the Trading Day immediately following the date hereof, the Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representation in effecting transactions in securities of the Company. The Company acknowledges and agrees that the Holder is not making and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in paragraph 9 hereof or in the Holder’s Accredited Investor Questionnaire.

8FSanctions; Anti-Corruption Laws; etc.

(i)Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent, or Affiliate of the Company or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are: (a) a Sanctions Target; or (b) located, organized or resident in a Sanctioned Jurisdiction.

(ii)The Company, its Subsidiaries and, to the knowledge of the Company, their respective directors, officers, employees, and agents, are in compliance with the Sanctions Laws.

(iii)The Company and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with Sanctions Laws and Anti-Corruption Laws.

(iv)Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has taken any action, directly or indirectly, that would reasonably be expected to result in a violation by such Persons of Anti-Corruption Laws.

8GCapitalization. This Note and the Warrant, when issued, sold and delivered in accordance with the terms hereof for the consideration and on the terms and conditions set forth herein, will be duly authorized and validly issued, fully paid and non-assessable and, based in part upon the representations of Holder in this Note, will be issued in compliance with all applicable federal and state securities laws, and such issuance ýdoes not require registration of the issuance or sale of the Notes and Warrants under Section 5 of the Securities Act or pursuant to the provisions of any securities or blue sky law of any applicable jurisdiction. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for such disqualification event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable. Sufficient shares of authorized but unissued Common Stock have been reserved by appropriate corporate action of the Company in connection with the prospective conversion of the Notes (including the Accrued Interest (as defined herein and therein) with respect thereto) and exercise of the Warrants. The issuance of the Underlying Shares (a) does not require any further corporate action by the stockholders of the Company, other than as has been obtained, or the board of directors of the Company, (b) is not subject to the pre-emptive rights or rights of first refusal of any present or future stockholders of the Company, and (c) does not conflict in any material respect with any provision of any agreement to which the Company is a party or by which it is bound except for any such conflicts that would not reasonably be expected to have a material effect on the rights and benefits of the Holder under the Transaction Documents. The Underlying Shares, when issued upon the conversion of this Note (including the Accrued Interest (as defined herein and therein) with respect thereto) or exercise of the Warrant, as applicable, in each case in accordance with their terms, against payment of the exercise price therefor in the case of the Warrant Shares, will be duly authorized, validly issued, fully paid and non-assessable.

8HOther Notes and Warrants. Notes in favor of each of the Other Holders as of the date hereof in an aggregate principal amount of $[________] have been executed and delivered to such Other Holders, and such Other Holders have funded such amount to the Company, as of the Funding Date. Warrants in favor of each of the Other Holders as of the date hereof representing the right to purchase initially up to an aggregate of [__________] shares of Common Stock of the Company have been executed and delivered to such Other Holders as of the Funding Date. The Notes and Warrants to be issued to each of the Other Holders will be identical to this Note and the Warrant, respectively, other than (i) the name of the applicable Holder, (ii) the principal amount of each such Note, (iii) the number of shares of Common Stock eligible for purchase under each such Warrant, (iv) the exclusion of the expense reimbursement provisions set forth herein, (v) the Applicable Conversion Price; provided that such Applicable Conversion Price will be calculated in accordance with the Purchase Agreement and (vi) the Exercise Price of the Warrant; provided that such Exercise Price will be calculated in accordance with the Purchase Agreement.

9REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE HOLDER.

9ANature of Purchase. The Holder represents that it is purchasing the Securities for its own account or for one or more separate accounts maintained by the Holder or for the account of one or more pension or trust funds over which the Holder has investment discretion and not with a view to the distribution thereof, provided that the disposition of its property shall at all times be within its or their control. The Holder understands that this Note, the Warrant and the Underlying Shares have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register this Note or the Warrant.

9BAccredited Investor. The Holder represents that it is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). The Holder further represents that it has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Securities.

9CPlan or Intent to Sell. At the time of issuance of this Note and the Warrant, the Holder has no plan or intention to sell, exchange, distribute, dispose of or otherwise transfer this Note, the Warrant, or any equity issuable upon conversion of this Note, the conversion of Accrued Interest or exercise of the Warrants.

9DTreatment of Notes. The Holder shall treat this Note as indebtedness for all purposes, including U.S. federal income tax purposes.

10COVENANTS RELATED TO THE NOTE SHARES

10AReporting Status. The Company will promptly take such action as may be necessary to maintain status as a public reporting company, including filing timely all reports required to be filed with the SEC pursuant to the Exchange Act until such time as there ceases to be Registrable Shares.

10BNASDAQ Listing.

10B(1) The Company will comply in all material respects with the Company’s reporting, filing and other obligations under the rules of the Nasdaq Stock Market, LLC (together with its successors, the “NASDAQ”) or any other national securities exchange on which the Company’s Common Stock is listed until such time as there cease to be Registrable Shares.

10B(2) The Company shall promptly take any and all actions, including by submitting notifications of issuance, applications for listing of additional shares and change in the number of shares outstanding notifications, as may be necessary to ensure that the Common Stock issued upon conversion of all or any portion of the Principal Amount or Accrued Interest and Common Stock issued upon exercise of the Warrant are eligible to trade on the NASDAQ or any other national securities exchange on which the Common Stock is listed.

10CRule 144. With a view to making available to the Holder the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Registrable Shares to the public without registration, until such time as all Note Shares have been disposed of to the public pursuant to an effective registration statement or Rule 144 under the Securities Act or can be sold without restriction, including the availability of current public information, under Rule 144 under the Securities Act, the Company shall use its commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times; and (ii) furnish to the Holder, upon the Holder’s reasonable request, a written statement by the Company as to its compliance with Rule 144 under the Securities Act, and of the Exchange Act and such other reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such securities without registration.

10DNotifications to NASDAQ. Prior to the Funding Date, the Company shall promptly take any and all actions, including by submitting any “Notification of Issuance,” “Application for Listing of Additional Shares” or “Notification: Change in the Number of Shares Outstanding”, and make all certifications as may be required by NASDAQ or any other national securities exchange on which the Company’s Common Stock is listed to ensure that the Underlying Shares issued upon conversion of all or any portion of the Principal Amount or Accrued Interest or exercise of the Warrant are eligible to trade on such exchange, and as of the Funding Date, NASDAQ shall have in effect approved such listing application by confirming that it does not have any additional comments to such application.

10EPress Releases; Current Report on Form 8-K. The Company shall issue a press release and file a current report on Form 8-K with the SEC, describing the transactions contemplated by this Note, in each case in form and substance reasonably satisfactory to the Required Noteholders, on or before 9:00 a.m., New York City time, on the first Business Day following the Funding Date.

10FNon-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide the Holder, or the Holder’s agents or counsel, with any information that the Company believes constitutes material non-public information, unless prior thereto the Holder shall have entered into a written agreement with the Company regarding the confidentiality and use of such information. The Company understands and confirms that the Holder shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

10GForm D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of the Holder. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Holder on the Funding Date under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Holder.

11DEFINITIONS. For the purpose of this Note, the terms defined in paragraph 11 (or within the text of any other paragraph) shall have the respective meanings specified therein.

“Accrued Interest” shall have the meaning specified in paragraph 2B.

“Accrued Interest Conversion Date” shall have the meaning specified in paragraph 3B.

“Accrued Interest Conversion Election Notice” shall have the meaning specified in paragraph 2B.

“Accrued Interest Conversion Price” shall have the meaning specified in paragraph 3B.

“Additional Notes” shall mean any Notes issued after the date hereof and before December 31, 2016.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company or another specified Person, except a Subsidiary of the Company. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary in this definition, the Holder shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by virtue of this Note.

“Affiliated Entity” shall mean the Subsidiaries of the Company and any of their or the Company’s respective Affiliates.

“Anti-Corruption Laws” shall mean all laws, rules, regulations and requirements of any jurisdiction applicable to the Company and its Affiliates concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Conversion Price” shall mean $[__]*, as may be adjusted pursuant to the terms hereof.

* Calculated as the greater of (a) $1.01, plus $0.12625 or (b) the last closing bid price of a share of the Company’s Common Stock as reported on the NASDAQ on the date in which the Holder executed the counterpart to the Purchase Agreement, plus $0.12625.

“Bankruptcy Law” shall have the meaning specified in clause (viii) of paragraph 7A.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Buy-In” shall have the meaning specified in paragraph 3C(2).

“Change of Control” shall mean an event or series of events by which any of the following occurs:

(a)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate beneficial owner of common equity of the Company representing more than a majority (or, if such person or group is a Permitted Holder, 66.7%) of the voting power of the outstanding Common Stock;

(b)    consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that beneficially owned, directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing more than a majority (or, if such Persons are Permitted Holders, 66.7%) of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; or

(c)    the Company’s stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

“Change of Control Notice” shall have the meaning specified in paragraph 5A(3).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean (i) the Company’s Common Stock, $0.001 par value per share and (ii) any other securities into which or for which any of the securities described in clause (i) above have been converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Company” shall have the meaning specified in the first introductory paragraph of this Note.

“Company Covered Person” shall mean, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1) of the Securities Act.

“Conversion Date” shall mean a Principal Conversion Date or an Accrued Interest Conversion Date, as applicable.

“Conversion Notice” shall have the meaning specified in paragraph 3A.

“Conversion Shares” shall have the meaning specified in paragraph 3C(1).

“Debt” shall mean, with respect to any Person, without duplication (i) indebtedness for borrowed money (including revolving credit line borrowings or indebtedness evidenced by notes payable, commercial paper, interest that has accrued and become payable and the payment of which has been satisfied by non-cash consideration, drafts accepted representing extensions of credit and unpaid reimbursement obligations in respect of letters of credit), (ii)  rental obligations which, under GAAP, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles, (iii) indebtedness of a third party which is secured by any Lien on property owned by such Person, whether or not the obligation secured thereby shall have been assumed, (iv) the face amount of letters of credit, bankers’ acceptances and other extensions of credit (other than ordinary-course trade payables), (v) all Hedging Obligations, (vi) redemption or repurchase obligations with respect to mandatorily redeemable or repurchasable Equity Interests or Equity Interests which are subject to repurchase at the option of the holder thereof prior to ninety (90) days after the Maturity Date, (vii) all obligations for the deferred purchase price of property or services (other than trade or other accounts payable in the ordinary course of business), (viii) bank overdrafts (including, at any time, the excess of outstanding checks over bank account balances at such time), and (ix) all obligations of the sort described in the foregoing clauses with respect to which such Person has become liable by way of a Guaranty.

“Default Rate” shall mean 12.00%; provided that the Default Rate with respect to Accrued Interest shall be 4.00%.

“Delivery Date” shall have the meaning specified in paragraph 3C(1).

“DOJ” shall have the meaning specified in paragraph 3J(2).

“DTC” shall have the meaning specified in paragraph 3C(1).

“Equity Interests” shall mean and include capital stock, membership interests and other similar equity interests, and shall also include warrants or options to purchase capital stock, membership interests or other equity interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Executive Order” shall mean the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Fair Market Value” shall mean, with respect to any security or other property, the fair market value of such security or other property as determined by the Company’s board of directors, acting in good faith.

“First Interest Payment Date” shall have the meaning specified in paragraph 2A.

“FTC” shall have the meaning specified in paragraph 3J(2).

“Funding Date” shall have the meaning specified in paragraph 4A(1).

“GAAP” shall mean generally accepted accounting principles as in existence in the United States of America from time to time.

“Good Faith Contest” shall mean an active challenge or contest initiated in good faith by appropriate proceedings diligently conducted for which adequate reserves have been established in accordance with GAAP.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Debt, lease, dividend or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to (i) maintain the solvency or any balance sheet or other financial condition of another Person or (ii) make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or effect of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. Guaranties shall include obligations of partnerships and joint ventures of which such Person is a general partner or co-venturer that are not expressly non-recourse to such Person.

“Hedging Obligations” of any Person shall mean such Person’s obligations under (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” shall have the meaning specified in the introductory paragraph of this Note.

“Holder Group” shall mean the Holder plus any other Person with which the Holder is considered to be part of a group under Section 13 of the Exchange Act or with which the Holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. In determining the number of Equity Interests of a particular class outstanding at any point in time, the Holder may rely on the number of outstanding Equity Interests of such class as reflected in (i) the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent notice by the Company or its transfer agent to the Holder setting forth the number of Equity Interests of such class then outstanding.

“Holders” shall have the meaning specified in paragraph 1A.

“HSR Act” shall have the meaning specified in paragraph 3J(2).

“including” shall mean, unless the context clearly requires otherwise, “including without limitation.”

“Indemnitee” shall have the meaning specified in paragraph 12A(2).

“Interest Payment Date” shall have the meaning specified in paragraph 2A.

“Intrexon” shall mean Intrexon Corporation and its Affiliates (other than the Company and its Subsidiaries).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, deposit agreement, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

“Market Price” shall mean, with respect to the Common Stock, on any given day, the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ on such date. If the Common Stock is not traded on the NASDAQ on any date of determination, the Market Price of the Common Stock on such date of determination shall mean the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-

the-counter market as reported by the OTC Markets Group or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under the Transaction Documents, or (iii) the validity or enforceability of this Note or any of the other Transaction Documents, or the rights and remedies of the Holder under or in respect of any of the Transaction Documents.

“Maturity Date” shall have the meaning specified in the second introductory paragraph of this Note.

“Maximum Percentage” shall mean 4.99%; provided, that if at any time after the date hereof the Holder Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Company that is registered under the Exchange Act (excluding any Equity Interests deemed beneficially owned by virtue of this Note or the Warrant), then the Maximum Percentage shall automatically increase to 9.99% so long as the Holder Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Holder Group ceasing to own in excess of 4.99% of such class of Equity Interests).

“NASDAQ” shall have the meaning specified in paragraph 10B(1).

“Note” shall mean this Convertible Promissory Note as amended, restated, supplemented or otherwise modified from time to time.

“Notes” shall have the meaning specified in paragraph 1A.

“Note Shares” shall mean collectively the shares of Common Stock of the Company issuable upon conversion of all or any portion of the Principal Amount and Accrued Interest in accordance with the terms hereof, as such number may be adjusted pursuant to the provisions hereof, and any other Securities to which the holder may become entitled pursuant to the terms hereof.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” shall mean, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Holders” shall have the meaning specified in paragraph 1A.

“Permitted Holders” shall mean Randal J. Kirk and his Affiliates (other than the Company and its Subsidiaries).

“Permitted Lien” shall have the meaning specified in paragraph 6B.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Prepayment Date” shall have the meaning specified in paragraph 5A(2).

“Principal Amount” shall have the meaning specified in the first introductory paragraph of this Note.

“Principal Conversion Date” shall have the meaning specified in paragraph 3A.

“Purchase Agreement” shall have the meaning specified in paragraph 1A.

“Purchase Price” shall have the meaning specified in paragraph 1C.

“Put Effective Date” shall have the meaning specified in paragraph 5A(2).

“Registrable Shares” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of the Funding Date by and among the Company and the Holders.

“Related Holder Party” shall mean all Affiliates, officers, directors, agents, consultants and employees of the Holder.

“Required Noteholders” shall mean, at any time, the holders of at least 70% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates (other than Intrexon)).

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief administrative officer or chief financial officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Restricted Payments” shall mean any of the following:

(i)    any dividend on any class of the Company’s or a Subsidiary’s Equity Interests;

(ii)    any other distribution on account of any class of the Company’s or a Subsidiary’s Equity Interests; or

(iii)    any redemption, purchase or other acquisition, direct or indirect, of any Equity Interests of the Company or a Subsidiary other than (A) the net or cashless exercise of any warrants or options or (B) the repurchase of common stock in connection with the net exercise of vested options, restricted stock or restricted stock awards.

“Sanctioned Jurisdiction” shall mean, at any time, a country, territory or geographical region which is itself the subject or target of any Sanctions (including Cuba, Iran, North Korea, Sudan, Crimea and Syria).

“Sanctions” shall mean economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by Governmental Authorities.

“Sanctions Laws” shall mean all laws, rules, regulations and requirements of any jurisdiction applicable to the Company and its Affiliates concerning or relating to Sanctions, terrorism or money laundering, including (i) the Executive Order; (ii) the USA Patriot Act; (iii) the U.S. International Emergency Economic Powers Act; (iv) the U.S. Trading with the Enemy Act; (v) the U.S. United Nations Participation Act; (vi) the U.S. Syria Accountability and Lebanese Sovereignty Act; (vii) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (viii) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; and (ix) any similar laws, rules, regulations and requirements enacted, administered or enforced by the U.S.

“Sanctions Target” shall mean any Person: (i) that is the subject or target of any Sanctions; (ii) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (iii) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the “Specially Designated National and Blocked Person” list; (iv) located, organized or resident in a Sanctioned Jurisdiction that is, or whose government is, the subject or target of Sanctions; (v) which otherwise is the subject or target of any Sanction; (vi) with which any party to the Transaction Documents is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws; or (vii) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(vi).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Report” shall have the meaning specified in paragraph 8D.

“Securities” shall mean, collectively, this Note and the Warrant (and, unless the context clearly requires otherwise, the applicable Note Shares and Warrant Shares).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Subordinated Debt” shall mean unsecured Debt of the Company or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the obligations under and in respect of the Note and the other Transaction Documents and evidenced as such by a written instrument containing subordination terms and provisions in form and substance approved by the Required Noteholders in writing.

“Subsidiary” shall mean, as of any time of determination and with respect to any Person, any United States corporation, partnership, limited liability company or limited liability partnership, all of the stock (or other equity interest) of every class of which, except directors’ qualifying shares (or any equivalent), shall, at such time, be owned by such Person either directly or through Subsidiaries and of which such Person or a Subsidiary shall have 100% control thereof, except directors’ qualifying shares. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Trading Day” shall mean, at any time, a day on which the NASDAQ is open for the general trading or quotation of securities and the Common Stock is traded or quoted thereon without suspension or interruption.

“Transaction Documents” shall mean this Note, the Warrant, the Registration Rights Agreement, and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of the Company related to any of the foregoing.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Security purchased under this Note.

“Underlying Shares” shall mean the Note Shares and the Warrant Shares.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA) PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Warrant Shares” shall mean collectively the shares of Common Stock of the Company issuable upon exercise of the Warrant in accordance with its terms, as such number may be adjusted pursuant to the provisions thereof, and any other Securities to which the Holder may become entitled pursuant to the terms of the Warrant.

“Warrant” and “Warrants” shall have the meaning specified in paragraph 1B.

12MISCELLANEOUS.

12AExpenses; Indemnity.

12A(1)Indemnification.

(i)The Company shall indemnify the Holder and each Related Holder Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one (1) counsel for such Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company) other than such Indemnitee and its Related Holder Parties arising out of, in connection with, or as a result of the execution or delivery of this Note, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Transaction Document, if the Company has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This paragraph 12A(1)(i) shall not apply with respect to any taxes, other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(ii)Each Indemnitee entitled to indemnification under paragraph 12A(1)(i) shall give notice to the Company promptly after such Indemnitee has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Company (at its expense) to assume the defense of any such claim or any litigation resulting therefrom, provided, however, that the Indemnitee may participate in such defense provided that all legal and other expenses incurred by the Indemnitee in connection therewith shall be at such Indemnitee’s expense, and, provided further, that the failure of any Indemnitee to give notice as provided herein shall not relieve the Company of its obligations under this Note, unless such failure is materially prejudicial to the Company in defending such claim or litigation. The Company shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld).

12A(2)Survival. The obligations of the Company under paragraphs 12A(1) shall survive the transfer of this Note or portion hereof or interest herein by the Holder or any Transferee and the payment of this Note.

12BConsent to Amendments. Any term of this Note or the Securities may be amended, and the Company may take any action herein prohibited, or compliance therewith may be waived, only if the Company shall have obtained the written consent (and not without such written consent) to such amendment, action or waiver from the Holder; provided, that (i) in addition to the consent of the Holder, no consent, amendment or waiver to paragraph 6 or clauses (iii), (iv), (v), (vi), (xii) or (xiii) of paragraph 7A shall be made without the written consent of the Required Noteholders, (ii) in addition to the consent of the Holder, no consent, amendment or waiver to this paragraph 12B shall be made without the written consent of each Other Holder, (iii) if any Other Holder receives any remuneration or compensation as consideration for any consent, amendment or waiver to its Note, then such remuneration or compensation shall be concurrently delivered ratably to all Holders of then outstanding Notes, on the same equivalent terms, and (iv) with respect to any other consent, amendment or waiver to this Note, the Company shall offer to each Other Holder the ability to make a corresponding consent, amendment or waiver to such Other Holder’s Note. No course of dealing between the Company and the Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Holder.

12CSurvival of Representations and Warranties. All representations and warranties contained herein or in any other Transaction Document for the benefit of the Holders or made in writing by or on behalf of the Company to the Holders in connection herewith or any other Transaction Document shall survive the execution and delivery of this Note and the other Transaction Documents and the payment of any Note; provided, however, that such representations and warranties may not be relied upon by any Transferee.

12DRegistration of Note. The Company shall register and record transfers, exchanges, reissuances and cancellations of this Note and the Principal Amount and Accrued Interest outstanding thereunder, upon the records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company shall be entitled to rely, and held harmless in acting or refraining from acting in reliance upon, any notices, instructions or documents it believes in good faith to be from an authorized representative of the Holder.

12ESuccessors and Assigns. Subject to paragraphs 12A(2) and 12C, all covenants and other agreements by or on behalf of any of the parties hereto contained in this Note and the other Transaction Documents shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including any Transferee) whether so expressed or not; provided that the Company may not assign its rights or obligations hereunder to any Person.

12FNotices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission or email during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours, then on the next Business Day, or (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt; provided, however, that, in any such case, such communication is addressed, if to the Holder, as specified for such communications on Exhibit A, and if to the Company, as follows, or, in each case, to such other address as the Company or the Holder may designate in a written notice to the other pursuant to this paragraph 12F:

if to the Company, to:

Fibrocell Science, Inc.
405 Eagleview Blvd
Exton, PA 19341
Attn: General Counsel
Facsimile: 484.713.6000
Email: mmarino@fibrocell.com

12GPayments Due on Non-Business Days. Anything in this Note to the contrary notwithstanding, any payment of principal of or interest on, or any fees payable with respect to, this Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

12HGoverning Law. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

12ICounterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument, and it shall not be necessary in making proof of this Note to produce or account for more than one such counterpart. Delivery of an executed counterpart of a signature page to this Note by telecopier or pdf shall be effective as delivery of a manually executed counterpart of this Note.

12JWAIVER OF JURY TRIAL. THE COMPANY, AND THE HOLDER BY ITS ACCEPTANCE HEREOF, EACH IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE, THE SECURITIES, ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT, DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

12KPersonal Jurisdiction. Each of the Company and the Holder irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, the City of New York, over any suit, action or proceeding arising out of or relating to this Note, the Securities, the other Transaction Documents or any of the agreements, documents or instruments delivered in connection herewith or therewith. To the fullest extent permitted by applicable law, each of the Company and the Holder irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

12LUsury Not Intended. In the event any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of the Principal Amount and applied against the Principal Amount of this Note.

12MEntire Agreement. THIS NOTE AND THE TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. In the event of any conflict between the terms of the Purchase Agreement and this Note, the terms of this Note shall govern and control.

[Remainder of page intentionally left blank. Next page is signature page.]

Very truly yours,

FIBROCELL SCIENCE, INC.,
a Delaware Corporation

By:

Name:

Title:

Acknowledged and accepted
as of the date first written above:

[INVESTOR]

By:

Name:

Title:

EXHIBIT A

	NAME AND ADDRESS OF HOLDER	PRINCIPAL AMOUNT	AMOUNT OF COMMON STOCK UNDER WARRANT

(1)	All payments by wire transfer of
immediately available funds to:

(2)	All notices of payments and written
confirmations of such wire
transfers:

(3)	E-mail address for Electronic Delivery:

(4)	All other communications:

EXHIBIT B

FORM OF COMMON STOCK PURCHASE WARRANT

EXHIBIT C

COMPANY WIRE INFORMATION

EXHIBIT D

FORM OF CONVERSION NOTICE

(To be signed only on conversion
of Convertible Promissory Note)

TO:    Fibrocell Science, Inc. (the “Company”)

1.    The undersigned Holder of this Note hereby elects to exercise its rights under the attached Note as follows (check one or more, as applicable):

☐	to convert $_________ of unpaid Principal Amount outstanding under the Note into shares of Common Stock of the Company at the Applicable Conversion Price pursuant to paragraph 3A of the attached Note;

and/or

☐
to convert the $_________ of Accrued Interest outstanding under the Note into shares of Common Stock of the Company at the Accrued Interest Conversion Price pursuant to paragraph 3B of the attached Note.

2.    In converting the amounts outstanding under this Note selected pursuant to Section 1 (above), the undersigned Holder hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned shall not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act or any state securities laws. The undersigned hereby further confirms and acknowledges that it is an “accredited investor,” as that term is defined under the Securities Act.

3.    Please issue a stock certificate or certificates representing the appropriate number of shares of Common Stock in the name of the undersigned or in such other name(s) as is specified below:

Name:
Address:

TIN:

Dated:
(Signature must conform exactly to name of
Holder as specified on the face of the Note)